Exhibit (i)(2)


                            [LETTERHEAD OF DECHERT]


November 9, 2001


Board of Directors
Pilgrim GNMA Income Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re: Pilgrim GNMA Income Fund, Inc., on behalf of Pilgrim GNMA Income Fund


Dear Ladies and Gentlemen:

We have acted as counsel to Pilgrim GNMA Income Fund, Inc., a Maryland corporation (the "Company"), and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of common stock ($0.01 par value per share) by the Company in connection with the registration of Class I shares on behalf of the Pilgrim GNMA Income Fund.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of common stock ($0.01 par value per share) of the Company registered under the Securities Act of 1933 in the Registration Statement when issued in accordance with the terms described in the Registration Statement as filed on November 9, 2001, will be duly and validly issued and outstanding, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as set forth under the caption "Legal Counsel" in the above-referenced Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert